Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES FIRST QUARTER RESULTS WITH NET REVENUES OF $94.7 MILLION

THOMAS J. HUGHES ASSUMES CEO POST

NEW YORK, N.Y., May 5, 2011 – Gleacher & Company, Inc. (Nasdaq: GLCH) reported today financial results for the first quarter ended March 31, 2011.  The Company will hold a conference call today, May 5, 2011, at 10:00 A.M. (EDT) (See Conference Call Information below) to discuss these results.

Results for the three months ended March 31, 2011 and March 31, 2010

(In thousands)

	Three Months Ended March 31,
	2011	2010
Net revenues (including net interest income):	$94,660	$79,303

Income / (loss) before income taxes (GAAP):	12,266	(2,054)

(Deduct) / add back special items:
Bargain purchase gain – ClearPoint Funding, Inc. acquisition(1)	(2,330)	—
Compensation expense(2)	—	13,306
Total special items:	(2,330)	13,306
Adjusted income before income taxes (Non-GAAP):	$9,936	$11,252

(1)          Represents a gain upon the acquisition of ClearPoint Funding, Inc. that closed on January 3, 2011.

(2)          Represents approximately $13.3 million relating to the departures of former senior executive officers.

Results of the first quarter include:

•                  Net revenues of $94.7 million for the first quarter of 2011, compared to $79.3 million for the first quarter of 2010.  Revenue growth in the first quarter was primarily driven by fixed income revenues and revenues related to ClearPoint.

•                  Pre-tax income of $12.3 million, or $9.9 million excluding the $2.3 million bargain purchase gain related to the acquisition of ClearPoint.

•                  Announced the launch of the Company’s residential mortgage banking initiative, having completed the acquisition of ClearPoint.

•                  Repurchased approximately 2.9 million shares of Gleacher common stock under the Company’s previously announced share repurchase program.

In addition, on May 2, 2011, Thomas J. Hughes assumed the office of Chief Executive Officer of the Company.  He has also been nominated for election to the Board of Directors of the Company at the Company’s 2011 Annual Meeting of Stockholders to take place on May 19, 2011.

Eric J. Gleacher, Chairman of Gleacher & Company, said, “I am pleased by the performance of our fixed income businesses this quarter, and I continue to remain encouraged by the improving market conditions and the opportunities that exist for our investment banking business.  With Tom’s arrival, I am very excited about the growth prospects for our firm and look forward to his leadership and our reaping the benefits of his broad expertise across all of our businesses.”

Thomas J. Hughes, Chief Executive Officer of Gleacher & Company, said, “I am of course pleased with the improved financial performance of the Company.  I believe there is considerable potential to drive the Company to the next level, and I am excited about working with our high caliber team of professionals to drive profitability and value creation for our stockholders.”

Overview of Financial Results for the Three Months Ended March 31, 2011 and March 31, 2010

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Principal transactions	$63,409	$46,306
Commissions	4,988	4,165
Investment banking	10,322	15,098
Investment (losses) / gains, net	(686)	150
Interest income	15,072	16,161
Gain from bargain purchase – ClearPoint Funding, Inc. acquisition	2,330	—
Fees and other	1,816	910
Total revenues	97,251	82,790
Interest expense	2,591	3,487
Net revenues	94,660	79,303
Expenses (excluding interest):
Compensation and benefits*	64,573	68,201
Clearing, settlement and brokerage	5,395	1,480
Communications and data processing	4,013	3,102
Occupancy, depreciation and amortization	2,215	2,246
Selling	1,682	1,195
Other	4,516	5,133
Total expenses (excluding interest)	82,394	81,357
Income / (loss) before income taxes	12,266	(2,054)
Income tax expense / (benefit)	5,061	(1,843)
Net income / (loss)	$7,205	$(211)

Per share data:
Basic earnings / (loss)	$0.06	$(0.00)
Dilutive earnings / (loss)	0.06	(0.00)
Weighted average shares of common stock:
Basic	123,564	119,301
Diluted	130,766	119,301

* Compensation and benefits detail:
Salary, bonus and benefits	$57,121	$46,508
Earnout associated with BNY transaction	2,306	3,124
Employee stock-based compensation	5,146	18,569
Total	$64,573	$68,201

Discussion of operating results for the three months ended March 31, 2011 compared to the three months ended March 31, 2010

Net revenues for the first quarter of 2011 were $94.7 million, an increase of $15.4 million, or 19 percent, from $79.3 million in the first quarter of 2010.  Pre-tax income in the first quarter was $12.3 million compared to pre-tax loss of $2.1 million in the prior year quarter.  Net revenues and pre-tax income in the first quarter of 2011 include $2.3 million related to the bargain purchase gain recorded in association with our purchase of ClearPoint on January 3, 2011.  The first quarter pre-tax loss in 2010 includes $13.3 million of special charges for compensation and benefit expense associated with the departures of former senior executive officers.

Revenues from principal transactions and commissions were $68.4 million in the first quarter of 2011, an increase of $17.9 million, or 36 percent, compared to the first quarter of 2010, primarily due to increased revenues of $15.9 million in Mortgage and Asset Backed Securities and $0.8 million in Equities, which were partially offset by a decrease of $4.2 million in Corporate Credit.  In addition, principal transactions and commissions include $5.4 million related to ClearPoint which we acquired in January 2011.  Investment banking revenues decreased $4.8 million compared to the first quarter of 2010 to $10.3 million and is comprised of capital markets fees of $6.5 million and advisory fees of $3.8 million.  Investment losses, which represent the change in value of the Company’s investment in the FATV fund, were $0.7 million in the first quarter of 2011 compared to investment gains of $0.2 million in the first quarter of 2010.  Net interest income remained relatively unchanged at $12.5 million as higher inventory levels were offset by lower coupon interest.  In addition, the first quarter of 2010 included interest expense related to the mandatorily redeemable preferred stock which was redeemed on September 28, 2010.  Fees and other revenues were $1.8 million in the first quarter of 2011 compared to $0.9 million recorded in the first quarter of 2010.  The increase of $0.9 million in fees and other revenues is due to fees earned on mortgage lending revenues generated by ClearPoint.

Non-interest expenses for the first quarter of 2011 were $82.4 million, an increase of $1.0 million compared to the first quarter of 2010.  In the first quarter of 2011, compensation and benefits expense was $64.6 million, a decrease of $3.6 million, or 5 percent, compared to the prior year quarter.  The first quarter of 2010 included $13.3 million of compensation and benefits expense associated with the departures of former senior executive officers, which offset the increased compensation attributed to the increase in revenues in the first quarter of 2011.  Clearing, settlement and brokerage costs were $5.4 million, an increase of $3.9 million, or 265 percent, compared to the prior year quarter, primarily due to fees payable to brokers related to the mortgage lending activities of ClearPoint, as well as an increase in the costs associated with the expansion of our equity trading capabilities.  Communications and data processing expense of $4.0 million increased by $0.9 million compared to the first quarter of 2010 due to increased market data services expense.  Occupancy, depreciation and amortization expense of $2.2 million remained unchanged compared to the first quarter of 2010 as costs savings realized due to the consolidation of our offices in New York City were offset by the increase in expense associated with the ClearPoint division.  Selling expense was $1.7 million in the first quarter of 2011 compared to $1.2 million in the first quarter of 2010.  The $0.5 million increase in selling expense was primarily due to the costs incurred in the ClearPoint division.  Other expenses of $4.5 million decreased $0.6 million compared to the first quarter of 2010 primarily due to a decrease in professional service fees.

Unaudited Consolidated Statements of Financial Condition

(In thousands, except per share amounts)

	March 31,	December 31,
As of	2011	2010
Assets
Cash and cash equivalents	$34,816	$40,009
Cash segregated for regulatory purposes	500	100
Securities purchased under agreements to resell	161,108	86,484
Receivables from:
Brokers, dealers and clearing organizations	27,870	25,721
Others	17,674	20,528
Financial instruments owned, at fair value	1,432,341	1,281,243
Investments	16,883	18,084
Office equipment and leasehold improvements, net	6,713	6,653
Goodwill	105,694	105,694
Intangible assets	15,574	15,565
Income taxes receivable	14,178	14,782
Deferred tax assets, net	27,798	34,154
Other assets	10,942	8,915
Total Assets	$1,872,091	$1,657,932

Liabilities
Payables to:
Brokers, dealers and clearing organizations	$1,233,258	$1,101,440
Others	10,018	7,333
Securities sold under agreements to repurchase	35,636	—
Securities sold, but not yet purchased, at fair value	145,193	112,275
Secured borrowings	48,476	—
Accrued compensation	24,636	74,202
Accounts payable	2,906	1,161
Accrued expenses	7,646	7,595
Income taxes payable	3,569	3,468
Deferred tax liabilities	2,846	3,390
Subordinated debt	909	909
Total Liabilities	1,515,093	1,311,773

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000 shares; issued 133,715 and 131,458 shares; and outstanding 129,825 and 130,810 shares; in each case, at March 31, 2011 and December 31, 2010, respectively	1,337	1,315
Additional paid-in capital	459,764	449,754
Deferred compensation	276	276
Accumulated deficit	(96,558)	(103,763)
Treasury stock, at cost (3,890 shares and 648 shares at March 31, 2011 and December 31, 2010, respectively)	(7,821)	(1,423)
Total Stockholders’ Equity	356,998	346,159
Total Liabilities and Stockholders’ Equity	$1,872,091	$1,657,932

Income Tax Note

The Company’s effective income tax rate for the three months ended March 31, 2011 of 41.3% resulted in income tax expense of approximately $5.1 million.  The effective income tax rate includes a 2.0% net benefit for discrete items, including a benefit related to the ClearPoint bargain purchase gain which is non-taxable, partially offset by an expense related to a re-measurement of net deferred tax assets due to a change in estimate of our apportioned statutory income tax rate.  The effective income tax rate also differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that the Company believes can enhance an investor’s evaluation of the Company’s operating results.

Adjusted income before income taxes, stated previously in this press release, is a non-GAAP financial measure.  For the first quarter of 2011, we calculated this number by deducting from our GAAP pre-tax income, the bargain purchase gain associated with our acquisition of ClearPoint.  For the first quarter of 2010, we calculated adjusted income before income taxes by adding back to our GAAP pre-tax loss, the severance expense recorded in the first quarter, related employee benefits and the remaining stock-based compensation amortization for the former senior executive officers since the respective dates of their departures.

Conference Call Information

The Company will hold a conference call today, May 5, 2011, at 10:00 A.M. (EDT).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.713.4199 for domestic calls or 617.213.4861 for international calls, participant passcode 67925985 or request the Gleacher & Company earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 27890046.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent, full service investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc. Jeffrey Kugler	Halldin Public Relations Sofia Gutierrez
Chief Financial Officer	916.781.0648
212.273.7100